Title: PERSONAL SECURITIES TRANSACTIONS
Section: COMPLIANCE
Ref. No.: E-04

Adopted/Revised: November 28, 2000

Pertinent Regulation:
Investment Company Act of 1940 17(j)-1
Investment Advisers Act of 1940 204A, 203(e) and (f), 204 -2 (a)(13)

Associates, Directors and Managing Directors (collectively “Covered Persons”) must comply with the Chicago Equity Partners Code of Ethics, Chicago Equity Partners Personal Trading Guidelines ('the Guidelines') and the codes of ethics adopted by the board of each mutual fund managed by Chicago Equity Partners.
For these purposes, all Covered Persons are considered "access persons" under the Investment Company Act of 1940 and “advisory representatives” under the Investment Advisers Act of 1940. All Covered Persons must provide the Compliance Department with duplicate copies of their brokerage statements and confirmations of trades. Covered Persons must complete quarterly Personal Securities Statements. The Compliance Department will maintain copies of these records for six years, two of which will be readily accessible.
The Rules extend not only to Covered Persons trading but also to the trading of persons and companies connected with Covered Persons of Chicago Equity Partners.

Refer to:

•	Policy A-01, Chicago Equity Partners Code of Ethics
•	Exhibit E-04-A, Chicago Equity Partners Personal Securities Trading Guidelines